Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts: Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509	Media Contacts: John Bluth Director, Corporate Communications (650) 384-8850

Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560	Alisha Parr/Gayle Sawyer Packer Forbes Communications +44 (0) 208-772-1551

CV THERAPEUTICS FILES APPLICATION FOR EUROPEAN MARKETING

APPROVAL OF RANOLAZINE FOR TREATMENT OF CHRONIC ANGINA

—Company announces appointment of president for CVT Europe and establishment of European office in United Kingdom —

PALO ALTO, Calif., March 30, 2004 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that a Marketing Authorization Application (MAA) seeking approval of ranolazine for the treatment of chronic angina has been filed with the European Agency for the Evaluation of Medicinal Products (EMEA).

The MAA for ranolazine, a new chemical entity, has been filed for review under the EMEA centralized procedure by the company’s new European subsidiary, CV Therapeutics Europe, Ltd.

“Angina is a tremendous problem around the world, and our submission of an MAA for ranolazine marks an important milestone for CVT as we examine potential commercialization activities in Europe,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. It affects approximately 6.9 million people in the five largest markets in Europe.

To support current and potential activities in Europe, CV Therapeutics has established a European subsidiary based in the United Kingdom and appointed Huw Jones, Ph.D., as president of CV Therapeutics Europe, Ltd. Dr. Jones is responsible for managing European operations and evaluating commercialization opportunities for ranolazine, and other CV Therapeutics products, in Europe.

“Cardiovascular disease is the leading cause of death in Europe and CVT’s broad pipeline of unique potential cardiovascular therapies offers the opportunity to improve patient care and realize significant European commercial potential,” Jones said.

Dr. Jones held various positions at Elan Pharmaceuticals from 1997 to 2001, including senior vice president, northern Europe. In this role, Dr. Jones was responsible for managing operations in the United Kingdom, Germany, France and other European countries. From 1986 to 1997, Dr. Jones held various positions at SmithKline Beecham Pharmaceuticals, including marketing director, UK. During his career to date, Dr. Jones has supervised product launches in several European countries and co-founded Daffodil Consulting LLP, a consulting company focusing on providing strategic advice and senior management to companies wishing to enter the European healthcare market. Dr. Jones received a Ph.D. in pharmacology from the University of Birmingham, UK in 1986.

CV Therapeutics Europe, Ltd. has also appointed David Rowley-Jones, MA, MB BChir, MRCP as non-executive director. Dr. Rowley-Jones spent 17 years at SmithKline Beecham Pharmaceuticals, including roles as vice president, UK medical and regulatory and senior vice president, worldwide strategic marketing. Dr. Rowley-Jones established Athena Neurosciences Europe in 1994 and subsequently Elan Pharmaceuticals’ commercial organization in Europe. He co-founded Daffodil Consulting LLP in 2001.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. Applications for the approval of ranolazine for the treatment of chronic angina have been submitted to the FDA and EMEA. Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of congestive heart failure, is licensed to Biogen, Inc. (now Biogen Idec Inc.). For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the company’s products have been approved for marketing by the FDA or any foreign regulatory authorities. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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